Exhibit 99.1

Dream Finders Announces Third Quarter 2022 Results

Homebuilding Revenues Up 117%, Net Income Up 264%

Return on Participating Equity of 50.3%

Jacksonville, Fla. – November 3, 2022— Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Highlights (As Compared to Third Quarter 2021, unless otherwise noted)

•Homebuilding revenues increased 117% to $784 million from $361 million

•Gross margin as a percentage of homebuilding revenues increased 260 basis points (bps) to 18.6% from 16.0%

•Pre-tax income increased 196% to $82 million, compared to $28 million

•Net income attributable to DFH increased 264% to $70 million, or $0.71 per basic share, compared to $19 million, or $0.20 per basic share

•Home closings increased 68% to 1,542 from 916

•Average sales price of homes closed increased 30% to $487,852 from $375,693

•Active community count increased 84% to 197 from 107

•Backlog of sold homes increased 50% to 6,758 homes valued at $3.1 billion, compared to 4,520 homes valued at $1.8 billion

•Return on participating equity was 50.3% for the trailing twelve months ended September 30, 2022, compared to 42.4% for the trailing twelve months ended September 30, 2021

•Total liquidity, comprised of cash and cash equivalents, and availability under the revolving credit facility, remained consistent at $274 million as of September 30, 2022, when compared to $277 million as of December 31, 2021

Management Commentary

“During our third quarter of 2022, we achieved the highest trailing twelve-month return on participating equity since becoming a public company – 50.3%. Participating equity (Basic shares outstanding), in our opinion, is the best metric to use when calculating DFH’s ROE and EPS as we do not intend for the preferred equity shares we issued in October 2021 to convert to common equity.

Overall, we accomplished several positives in the third quarter of 2022, as compared to the prior year quarter. We delivered homebuilding revenues of $784 million, an increase of 117%. Net earnings were $70 million, a 264% increase. Basic EPS was $0.71 per share, the highest achieved by the Company in any quarter, and the Company’s net profit margin increased 110 bps to 8.9%. While these are all nice accomplishments for the Company, there remain significant opportunities to improve cycle times, increase margins and generate higher ROE for shareholders. We also anticipate delivering a record fourth quarter in terms of closing volume, revenue and net income.

We believe it is apparent that the economy will continue to slow and housing will not be spared. We have no better insight as to the extent of the slowdown than anyone else, but running a disciplined land-light operating model allows us to navigate and – more importantly – embrace the unavoidable housing market challenges. The rapid increase in mortgage rates has resulted in elevated cancellation levels, which caused net new orders to decline 15% when compared to last year's third quarter. We had several build-for-rent deals that were anticipated to contract in Q3 push to Q4; otherwise we would have been slightly up quarter over quarter. We have been working hard to generate sales by adjusting incentives, implementing aggressive rate buy down programs and revising product offerings, all to deliver more affordability to our customers.

For the better part of six months, we have been working with land developers and land bankers to restructure lot option contracts to enable us to be successful through this market slowdown. Our partners know we are committed to these meaningful relationships that will be mutually beneficial long-term. As we have proclaimed, running a land-light strategy is in our DNA and it is not something that can be mastered overnight. We have lived it every day at DFH since the company’s 2008 inception and our team is prepared to navigate the challenges and is even excited about showing why we are different. We believe that opportunities presented from a market correction will set our Company apart because we truly run a disciplined 100% land-light strategy. We expect this to become apparent over the next several quarters and years.

Despite the shifting macroeconomic narrative and factors outside of our control, such as the most recent hurricane, we note that the national shortage of homes continues. We are confident our current positioning in the housing universe remains attractive as a destination for entry-level and first-time move-up buyers, strategically complemented by our build-for-rent platform, which is less susceptible to fluctuations in homebuyer demand. We believe Dream Finders is uniquely positioned to weather headwinds and deliver sustainable long-term value creation,” said Patrick Zalupski, Dream Finders Homes Chairman and CEO.

Third Quarter 2022 Results

Homebuilding revenues for the third quarter 2022 increased 117% to $784 million, compared to $361 million in the year-ago quarter. Home closings increased 68% to 1,542, compared to 916 in the year-ago quarter. Average sales price (“ASP”) of homes closed for the third quarter 2022 increased to $487,852, compared to $375,693 in the year-ago quarter. The increase in homebuilding revenues and home closings was primarily due to the MHI acquisition completed in October of 2021. The ASP increase was primarily due to the MHI acquisition as well as home price appreciation.
Homebuilding gross margin percentage in the third quarter 2022 improved 260 basis points to 18.6%, compared to 16.0% in the year-ago quarter. The gross margin improvement was attributable to our ability to increase prices while managing cost inflation. Selling, general and administrative expenses as a percentage of homebuilding revenues was 9% in the third quarter 2022, consistent when compared to the year-ago quarter. Net income attributable to DFH in the third quarter 2022 was $70 million, or $0.71 per basic share, compared to $19 million, or $0.20 per basic share in the third quarter 2021, representing increases of 264% and 255%, respectively, when compared to the prior year quarter.

Net new orders in the third quarter 2022 were 1,110, compared to 1,301 in the year-ago quarter. During the third quarter, demand further tightened in response to additional increases in mortgage rates. The market's reaction to the deteriorating economic conditions negatively affected net new orders and continues to have a negative impact on the cancellation rate for the Company. Our cancellation rate was 25.5% for the quarter ended September 30, 2022, compared to 13.9% for the year-ago period, which is largely attributable to the challenging economic environment discussed above. This cancellation rate remains within the Company's pre-pandemic range of historical cancellation rates.

At the end of the third quarter 2022, DFH had a backlog of 6,758 homes, valued at $3.1 billion, representing increases of 50% and 72%, respectively, compared to the year-ago quarter. As of September 30, 2022, the ASP in backlog was $464,227.

Impact from Hurricane Ian

Hurricane Ian was a large Category 4 Atlantic hurricane, which caused widespread damage across western Cuba and the southeast United States, especially in the states of Florida and South Carolina. While no material losses or damages occurred to Dream Finders Homes’ communities, the Company experienced a delay in scheduled closings during the third quarter of 2022, as there were mandatory evacuations and the closures of municipalities affecting our Florida communities in Jacksonville and Orlando, as well as our coastal regions of Georgia, North Carolina, and South Carolina. The Management team attributed approximately 178 missed closings with total estimated homebuilding revenues of $74 million to Hurricane Ian’s impact.

Full Year 2022 Outlook

Dream Finders Homes is reaffirming its guidance of a minimum of 7,000 home closings for the full year 2022. This outlook considers the rapid increase in interest rates and the overall moderation of the housing market that began at the end of the second quarter of 2022. Further deterioration of general economic conditions, including interest rate increases and mortgage availability, as well as any further COVID-19 governmental restrictions on land development, home construction or home sales or additional supply chain challenges could negatively affect the Company’s ability to achieve this number of home closings in 2022. As of September 30, 2022, the Company backlog was 6,758 homes, with approximately 57% of the homes in backlog expected to be delivered in 2023 and beyond. The Company continues to believe the backlog of homes sold is the best indicator for future growth.

The following table shows the backlog units and ASP as of September 30, 2022 by segment:

	As of September 30, 2022 (unaudited)
Backlog:	Units	Average Sales Price
Jacksonville	1,883	$342,470
Colorado	91	610,921
Orlando	1,102	551,598
DC Metro	118	493,162
The Carolinas	916	331,121
Texas	1,548	681,621
Other (1)	1,100	374,789
Total	6,758	$464,227
(1)Austin, Savannah, Village Park Homes, Active Adult and Custom Homes. Austin refers to legacy DFH operations in Texas, exclusive of MHI.

About Dream Finders Homes, Inc.

Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, FL. Dream Finders Homes builds single-family homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, Virginia, Maryland, and the DC Metro area. Through its mortgage and title joint ventures, DFH also provides mortgage financing and title services to its homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events, including projected 2022 home closings and market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Statements of Comprehensive Income and Operating Activity
(In thousands, except per share amounts and Other Financial and Operating Data, unless otherwise noted)

	For the Three Months Ended September 30, (unaudited)		For the Nine Months Ended September 30, (unaudited)
	2022	2021	2022	2021
Revenues:
Homebuilding	$783,945	$361,322	$2,237,648	$1,067,232
Other	1,724	1,662	5,221	4,588
Total revenues	785,669	362,984	2,242,869	1,071,820
Homebuilding cost of sales	638,456	303,387	1,812,746	898,013
Selling, general and administrative expense	68,839	33,907	196,564	93,359
Income from equity in earnings of unconsolidated entities	(5,137)	(1,373)	(11,431)	(4,230)
Contingent consideration revaluation	2,641	602	11,875	5,762
Other (income) expense, net	(1,124)	(1,232)	(1,815)	(8,385)
Interest expense	5	14	31	672
Income before taxes	81,989	27,679	234,899	86,629
Income tax expense	(10,371)	(4,111)	(50,576)	(13,405)
Net and comprehensive income	71,618	23,568	184,323	73,224
Net and comprehensive income attributable to non-controlling interests	(1,977)	(4,433)	(8,342)	(9,394)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$69,641	$19,135	$175,981	$63,830

Earnings per share(1)
Basic	$0.71	$0.20	$1.78	$0.69
Diluted	$0.64	$0.20	$1.67	$0.69
Weighted-average number of shares
Basic	92,760,013	92,521,482	92,760,013	92,521,482
Diluted	108,286,433	92,695,197	105,117,234	92,658,878
Other Financial and Operating Data
Active communities at end of period(2)	197	107	197	107
Home closings	1,542	916	4,562	2,914
Average sales price of homes closed(3)	$487,852	$375,693	$471,621	$354,222
Net new orders	1,110	1,301	4,938	4,830
Cancellation rate	25.5%	13.9%	18.6%	11.8%
Backlog (at period end) - homes	6,758	4,520	6,758	4,520
Backlog (at period end, in thousands) - value	$3,137,243	$1,819,300	$3,137,243	$1,819,300
Gross margin (in thousands)(4)	$145,489	$57,936	$424,902	$169,219
Gross margin %(5)	18.6%	16.0%	19.0%	15.9%
Net profit margin %	8.9%	7.8%	7.9%	6.0%

(1)The Company calculated earnings per share (“EPS”) based on net income attributable to common stockholders for the period January 21, 2021 through September 30, 2021 over the weighted average diluted shares outstanding for the same period. EPS was calculated prospectively for the period subsequent to the Company’s initial public offering and corporate reorganization, resulting in 92,521,482 shares of common stock outstanding as of the closing of the initial public offering. The total outstanding shares of common stock are made up of Class A common stock and Class B common stock, which participate equally in their ratable ownership share of the Company. Diluted shares were calculated by using the treasury stock method for stock grants and the if-converted method for the convertible preferred stock and the associated preferred dividends.
(2)A community becomes active once the model is completed or the community has its fifth sale. A community becomes inactive when it has fewer than five units remaining to sell.
(3)Average sales price of homes closed is calculated based on homebuilding revenues, excluding the impact of deposit forfeitures, percentage of completion revenues and land sales, over homes closed.
(4)Gross margin is homebuilding revenues less homebuilding cost of sales.
(5)Calculated as a percentage of homebuilding revenues.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022 (unaudited)		2021 (unaudited)		2022 (unaudited)		2021 (unaudited)
	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Home Closings:
Jacksonville	265	$453,435	305	$369,461	911	$461,056	865	$349,143
Colorado	65	638,132	60	478,536	204	592,135	141	475,863
Orlando	129	479,165	123	415,645	335	466,515	431	407,677
DC Metro	33	668,194	32	696,356	69	669,746	91	659,942
The Carolinas	333	342,155	249	309,276	936	334,782	907	298,054
Texas (1)	550	588,468	—	—	1,560	566,975	—	—
Other (2)	167	414,197	147	355,914	547	384,619	479	327,762
Total	1,542	$487,852	916	$375,693	4,562	$471,621	2,914	$354,222

(1)Texas consists of the operations of MHI, which was acquired on October 1, 2021.
(2)Austin, Savannah, Village Park Homes, Active Adult and Custom Homes. Austin refers to legacy DFH operations in Texas, exclusive of MHI.

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$123,692	$227,227
Restricted cash (VIE amounts of $9,260 and $4,275)	38,040	54,095
Accounts receivable (VIE amounts of $1,323 and $2,684)	37,929	33,482
Inventories:
Construction in process and finished homes	1,370,340	961,779
Company owned land and lots	135,988	83,197
VIE owned land and lots	6,502	21,686
Total inventories	1,512,830	1,066,662
Lot deposits	291,307	241,406
Other assets (VIE amounts of $1,797 and $2,185)	56,008	43,962
Equity method investments	11,440	15,967
Property and equipment, net	7,582	6,789
Operating lease right-of-use assets	24,069	19,359
Deferred tax asset	6,099	4,232
Intangible assets, net of amortization	6,059	9,140
Goodwill	172,207	171,927
Total assets	$2,287,262	$1,894,248
Liabilities
Accounts payable (VIE amounts of $0 and $1,309)	$147,510	$113,498
Accrued expenses (VIE amounts of $4,854 and $6,915)	133,319	139,508
Customer deposits	170,792	177,685
Construction lines of credit	975,000	760,000
Notes payable (VIE amounts of $0 and $1,979)	1,440	3,292
Operating lease liabilities	24,633	19,826
Contingent consideration	118,196	124,056
Total liabilities	$1,570,890	$1,337,865
Commitments and contingencies
Mezzanine Equity
Preferred mezzanine equity	155,830	155,220

Stockholders’ Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 32,380,013 outstanding	323	323
Class B common stock, $0.01 per share, 61,000,000 authorized, 60,380,000 outstanding	602	602
Additional paid-in capital	262,783	257,963
Retained earnings	283,326	118,194
Non-controlling interests	13,508	24,081
Total mezzanine and stockholders’ equity	716,372	556,383
Total liabilities, mezzanine equity, and stockholders’ equity	$2,287,262	$1,894,248

SOURCE: Dream Finders Homes, Inc.

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com

Anabel Fernandez – Chief Financial Officer
Robert Riva – General Counsel